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                                                                     EXHIBIT 5.1

                                August 22, 1997

Urohealth Systems, Inc.
5 Civic Plaza, Suite 100
Newport Beach, California 92660

Ladies and Gentlemen:

     At your request, I have examined the Registration Statement on Form S-3 filed by Urohealth Systems, Inc., a Delaware corporation (the "Company"), with the Securities and Exchange Commission on August 22, 1997 (the "Registration Statement"), relating to the registration under the Securities Act of 1933, as amended, of 110,000 Warrants to Purchase Common Stock (the "Warrants") and up to 996,600 shares of the Company's Common Stock, $0.001 par value (the "Stock"), including 996,600 shares issuable upon exercise of the Warrants (the "Warrant Shares") being offered by certain selling security holders (the "Selling Security Holders").

     As counsel to the Company, I have examined the proceedings taken by the Company, in connection with the issuance and sale of the Warrants currently issued and outstanding and the 996,600 Warrant Shares that may be issued upon exercise of the Warrants that may be sold by the Selling Security Holders.

     It is my opinion that the 110,000 Warrants that may be sold by the Selling Security Holders are legally and validly issued and are fully paid and nonassessable, and that upon acquisition of the Warrant Shares in accordance with the terms of the Warrants, the Warrant Shares will be legally and validly issued, fully paid and nonassessable.

     I consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to me in the Registration Statement, the Prospectus constituting a part thereof and any amendments thereto.

                                          Very truly yours,

                                          /s/ KEVIN M. HIGGINS
                                          --------------------------------------
                                               KEVIN M. HIGGINS